Exhibit 99.1

Popular, Inc. Announces First Quarter Financial Results

  Reports net income of $86.4 million for the quarter ended March 31, 2014; Net interest margin of 4.70% in Q1 2014, vs. 4.74% in Q4 2013
  Overall credit quality, excluding covered loans, remained stable:
    Net charge-offs (NCOs) of 0.80% of average loans held-in-portfolio; excluding the $8.9 million in recoveries from the sale in Q4 2013 of previously charged-off loans, NCOs declined by $1.0 million;
    Allowance for loan losses to loans held-in-portfolio remained stable at 2.51% vs. 2.49% in Q4 2013;
    Non-performing loans held-in-portfolio (NPLs) increased by $37.4 million, quarter over quarter; driven by a single $51.6 million commercial credit relationship; NPLs to loans ratio at 2.9% vs. 2.8% in Q4 2013.
  Common Equity Tier 1 ratio of 15.1% and Tangible Book Value per Share of $38.71 at March 31, 2014; capital exceeds well-capitalized threshold by $2.4 billion

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 23, 2014--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $86.4 million for the quarter ended March 31, 2014, compared to net income of $163.0 million for the quarter ended December 31, 2013.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: "This quarter we are reporting solid financial results as well as announcing an important initiative to restructure our U.S. business. The payment of a dividend from PCB is also an important step in more effectively managing our capital structure. Although the business environment in our home market is challenging, we expect to continue to make progress in our capital management initiatives as the P.R. economy stabilizes."

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-14	31-Dec-13	31-Mar-13
Net interest income	$372,967	$376,342	$346,313
Provision for loan losses – non-covered loans	47,358	47,729	206,300
Provision for loan losses – covered loans [1]	25,714	8,907	17,556
Net interest income after provision for loan losses	299,895	319,706	122,457
FDIC loss share expense	(24,206)	(37,164)	(26,266)
Other non-interest income	130,771	228,354	60,323
Operating expenses	296,787	322,703	333,698
Income (loss) before income tax	109,673	188,193	(177,184)
Income tax expense (benefit)	23,264	25,162	(56,877)
Net income (loss)	$86,409	$163,031	$(120,307)
Net income (loss) applicable to common stock	$85,478	$162,100	$(121,237)
Net income (loss) per common share - basic	$0.83	$1.58	$(1.18)
Net income (loss) per common share - diluted	$0.83	$1.57	$(1.18)
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Significant events

On April 23, 2014, the Corporation issued a press release announcing that it had entered into definitive agreements to sell its regional operations in California, Illinois and Central Florida to three different buyers and centralize certain back office operations in Puerto Rico and New York. The transactions will result in net premium of approximately $25 million and an estimated noncash goodwill write-down of approximately $160 million. An estimated restructuring charge of approximately $53 million will be taken by PCB, and annual operating expenses will be prospectively reduced by an estimated $45 million after the reorganization is complete. This decrease in expenses offsets a reduction in revenues that results from the sale of the regional operations.

The following tables reflect the results of operations for the first quarter of 2014 compared to the results of the fourth quarter of 2013, excluding the effect of the gain related to EVERTEC’s secondary public offering discussed below.

	Quarters ended
(Unaudited)		Adjusted Results Non-GAAP
(In thousands)	31-Mar-14	31-Dec-13	Variance
Net interest income	$372,967	$376,342	$(3,375)
Provision for loan losses – non-covered loans	47,358	47,729	(371)
Provision for loan losses – covered loans [1]	25,714	8,907	16,807
Net interest income after provision for loan losses	299,895	319,706	(19,811)
FDIC loss share expense	(24,206)	(37,164)	12,958
Other non-interest income	130,771	135,996	(5,225)
Operating expenses	296,787	322,703	(25,916)
Income before income tax	109,673	95,835	13,838
Income tax expense	23,264	21,217	2,047
Net income	$86,409	$74,618	$11,791
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

The results for the fourth quarter of 2013 exclude the after-tax gain of $88.4 million resulting from the Corporation’s sale of EVERTEC shares in connection with its public offering, net of the impact of $11 million from EVERTEC’s reduction in capital due to its repurchase of shares. The following table reflects the adjusted results for the fourth quarter of 2013.

	Quarter ended
(Unaudited)	31-Dec-13
(In thousands)	Actual Results (US GAAP)	Impact of EVERTEC's SPO	Adjusted Results (Non-GAAP)
Net interest income	$376,342	$-	$376,342
Provision for loan losses – non-covered loans	47,729	-	47,729
Provision for loan losses – covered loans [1]	8,907	-	8,907
Net interest income after provision for loan losses	319,706	-	319,706
FDIC loss share income (expense)	(37,164)	-	(37,164)
Other non-interest income	228,354	92,358	135,996
Operating expenses	322,703	-	322,703
Income before income tax	188,193	92,358	95,835
Income tax expense	25,162	3,945	21,217
Net income	$163,031	$88,413	$74,618
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Net interest income

Net interest margin for the first quarter of 2014 decreased four basis points to 4.70%, when compared with the fourth quarter of 2013. Net interest income was $373.0 million, a decrease of $3.4 million from the previous quarter, which is largely attributed to the impact of having two fewer days in the first quarter of 2014 than in the fourth quarter of 2013. The main drivers of the decrease in the net interest income were:

  A decrease of $5.7 million, or twenty five basis points, on income from the covered portfolio due to lower average balance of the portfolio, lower yield due to a positive impact recorded during the fourth quarter of 2013 related to certain construction loan pools for which the estimated timing of cash flows was accelerated to reflect actual and expected resolution of the loans; and the effect of having two fewer days during the first quarter of 2014 as compared to the last quarter of 2013, all of these effects partially offset by loan resolutions during the quarter.
  Lower interest income by $0.9 million, or six basis points, from the non-covered loan portfolio due mainly to the impact of two fewer days during the first quarter of 2014, partially offset by higher yields from the commercial and construction portfolios mostly related to interest collected on loans previously in non accruing status mostly in the U.S.

These negative variances were partially offset by:

  A decrease of $2.0 million, or three basis points, in interest expense on deposits due to re-pricing at lower rates during the quarter, coupled with lower average volumes of brokered certificates of deposits and the impact of two fewer days during the quarter.
  An increase of $0.9 million, or eleven basis points, on income from investment securities due mainly to higher average volumes of Agency securities and higher yield on CMOs.
  BPPR’s net interest margin was 5.49%, a decrease of ten basis points from the previous quarter. Net interest income amounted to $327.9 million for the quarter ended March 31, 2014, compared with $330.8 million for the previous quarter. The decrease in the net interest income was mainly due to the above mentioned impact of two fewer days during the first quarter of 2014 and lower income from the covered portfolio, partially offset by lower cost of deposits.
  BPNA earned $73.2 million in net interest income for the quarter ended March 31, 2014, compared with $71.2 million in the previous quarter. The increase in the net interest margin of sixteen basis points to 3.71% was mainly related to higher yields related to collections from commercial and construction loans previously in non accruing status, coupled with lower cost of deposits and borrowings.

Non-interest income

Non-interest income decreased by $84.6 million compared with the fourth quarter of 2013. Excluding the impact of the gain on sale of EVERTEC shares during the fourth quarter of 2013, non-interest income decreased by $7.7 million quarter over quarter, driven primarily by the following items:

  Lower income from mortgage banking activities by $10.7 million due to a negative variance of $3.6 million in the fair value adjustments of mortgage servicing rights, higher trading account losses by $4.0 million from derivative positions and lower gain on sale of mortgage loans by $2.6 million from securitization activities during the quarter. See additional details about mortgage banking activities in Table F.
  Lower other service fees by $7.5 million mainly due to contingent insurance commission revenue realized during the fourth quarter of 2013, in addition to lower credit card fees during this quarter due to lower credit card transactions when compared to the fourth quarter’s holiday season. See additional details about other service fees in Table F.
  Higher provision for indemnity reserves by $3.5 million at BPPR related primarily to loans subject to credit recourse agreements, partially offset by a partial release of the reserve for the indemnification provision related to the sale of non-performing assets completed during the first quarter of 2013.

These negative variances were partially offset by:

  Lower FDIC loss-share expense by $13.0 million mainly due to higher mirror accounting on credit impairment losses and reimbursable expenses, as well as the impact of fair value adjustments in the true-up payment obligation, partially offset by higher amortization of the FDIC loss share asset due to a decrease in expected losses and higher recoveries on covered assets to be reimbursed to the FDIC. See additional details about covered portfolio and FDIC indemnity asset in Table O.
  Higher net gain on sale of loans, including valuation adjustments on loans held-for-sale by $6.4 million, mainly at BPNA due to a higher volume of sales of non-performing commercial loans.
  Positive variance in trading account profit / (loss) by $3.5 million mainly at the BPPR segment due to realized and unrealized gains in the trading mortgage-backed securities portfolio.
  Higher other operating income by $9.6 million (excluding the effect of the $92.4 million gain related to the EVERTEC’s secondary public offering during the fourth quarter of 2013) mainly due to higher net earnings on the portfolio of investments under the equity method, primarily due to the net gain of $6.5 million recorded as a result of an acquisition completed during the quarter by Centro Financiero BHD, the Corporation’s equity method investee based in the Dominican Republic, of another financial institution.

Refer to table B for further details.

Financial Impact of FDIC-Assisted Transaction

(Unaudited)	Quarters ended
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13

Income Statement
Interest income on covered loans	$81,098	$86,794	$72,184
Total FDIC loss share expense	(24,206)	(37,164)	(26,266)
Other non-interest income	-	-	242
Provision for loan losses	25,714	8,907	17,556
Total revenues less provision for loan losses	$31,178	$40,723	$28,604

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$2,870,054	$2,984,427	$3,362,446
FDIC loss share asset	833,721	948,608	1,380,592
FDIC true-up payment obligation	126,345	127,513	118,294

See additional details on accounting for FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses decreased by $25.9 million when compared with the fourth quarter of 2013, driven primarily by:

  Lower personnel costs by $1.2 million mostly due to lower pension and postretirement expenses mainly due to changes to actuarial assumptions in BPPR’s pension obligations, partially offset by higher payroll taxes and social security expenses at BPPR and BPNA as a result of less salaries subject to payroll taxes during the fourth quarter of 2013 due to applicable maximum limits fulfilled earlier in the year.
  Lower net occupancy expenses by $1.3 million mainly at BPPR segment due to lower real property taxes and lower electricity expenses.
  Lower professional fees by $7.0 million mostly at BPPR due to lower technology consulting and programming services by $2.7 million, and lower loan restructuring and collections expenses by $2.4 million, mainly for covered loans (these are subject to 80% reimbursement from the FDIC).
  Lower business promotion expenses by $5.3 million due to fourth quarter seasonal promotional campaigns and customer activities during the fourth quarter of 2013.
  Lower FDIC deposit insurance expense by $3.7 million mainly driven by improvements in the assets quality and earnings trends.
  Lower other real estate owned (OREO) expenses by $4.4 million mainly due to higher gains on sale of construction OREO’s at the BPPR segment.
  Lower other operating expenses by $3.7 million mostly at BPPR due to lower provision for unused commitments by $5.5 million, partially offset by higher sundry losses at BPNA mostly related to an accrual for a legal settlement.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $13.6 million for the first quarter of 2014, compared with $20.8 million for the fourth quarter of 2013. The decrease was principally due to lower restructuring and collections expenses, mainly for covered loans, and higher gains on sales of OREO’s at BPPR.

Full-time equivalent employees (“FTEs”) were 8,053 as of March 31, 2014, compared with 8,059 as of December 31, 2013, and 8,144 as of March 31, 2013.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Income tax expense for the first quarter of 2014 amounted to $23.3 million, for an effective tax rate of 21%, compared to $25.2 million for the fourth quarter of 2013. Excluding the effect of the sale of EVERTEC shares discussed above, the income tax expense for the fourth quarter of 2013 amounted to $21.2 million, for an effective tax rate of 22%.

Credit Quality

The following table presents non-performing assets information:

Non-Performing Assets
(Unaudited)
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13
Total non-performing loans held-in-portfolio, excluding covered loans	$635,334	$597,948	$1,050,608
Non-performing loans held-for-sale	789	1,092	17,463
Other real estate owned (“OREO”), excluding covered OREO	136,965	135,501	154,699
Total non-performing assets, excluding covered assets	773,088	734,541	1,222,770
Covered loans and OREO	182,659	197,388	198,870
Total non-performing assets	$955,747	$931,929	$1,421,640
Net charge-offs for the quarter (excluding covered loans)	$43,246	$35,366	$81,357

Ratios (excluding covered loans):
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.94%	2.77%	4.86%
Allowance for loan losses to loans held-in-portfolio	2.51	2.49	2.70
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	85.40	90.05	55.54

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13
Provision (reversal) for loan losses - non-covered loans:
BPPR	$53,915	$62,658	$204,289
BPNA	(6,557)	(14,929)	2,011
Total provision for loan losses - non-covered loans	47,358	47,729	206,300
Provision for loan losses - covered loans	25,714	8,907	17,556
Total provision for loan losses	$73,072	$56,636	$223,856

Credit Quality

Significant items influenced credit quality results for the first quarter of 2014. Adjusting for these items, overall credit trends remained stable during the quarter, particularly driven by strong credit quality results in the BPNA segment. Nevertheless, the Corporation continues to closely monitor macroeconomic conditions in Puerto Rico which continue to be challenging. The following presents credit quality performance for the first quarter of 2014 for the Corporation’s non-covered portfolio.

  Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $63.6 million, or 44.7%, from the previous quarter, primarily due to additions from the BPPR commercial portfolio, of which $51.6 million results from one particular credit relationship. Mortgage NPL inflows decreased by $7.3 million quarter over quarter.
  Non-performing loans held-in-portfolio increased by $37.4 million, or 6.3%, from the previous quarter, led by higher commercial and mortgage NPLs in the BPPR segment, as the BPNA segment reflected NPL reductions across all its portfolios. Commercial NPL increase results from higher inflows for the quarter, driven by the previously mentioned single commercial credit relationship. However, despite improving inflows, mortgage NPLs continued to increase at BPPR due to lower level of outflows.
  Net charge-offs for the first quarter of 2014 amounted to $43.1 million, or an annualized 0.80% of average non-covered loans held-in-portfolio, compared to $35.4 million, or 0.66% in the fourth quarter of 2013. The increase of $7.9 million is mostly due to a recovery of $8.9 million associated with an opportunistic sale of a portfolio of previously charged-off credit cards and personal loans in the BPPR segment during the fourth quarter of 2013. Excluding this item, the net charge-offs ratio in the prior quarter would have been 0.83%, resulting in a slight improvement of 3 basis points for the first quarter of 2014. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses increased slightly by $4.1 million from the fourth quarter of 2013, mainly driven by higher reserves for the BPPR segment, offset in part by lower reserves in BPNA driven by the continuous improvement in the overall credit quality of the BPNA portfolios. The general and specific reserves related to non-covered loans totaled $427.5 million and $115.1 million, respectively, at quarter-end, compared with $435.0 million and $103.5 million, respectively, as of December 31, 2013. The ratio of the allowance for loan losses to loans held-in-portfolio stood at 2.51% in the first quarter of 2014, compared to 2.49% in the previous quarter.
  The provision for loan losses for the first quarter of 2014 amounted to $47.4 million, relatively flat when compared to the fourth quarter of 2013.

Credit Quality by Segment
(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Mar-14	31-Dec-13	31-Mar-13
Provision for loan losses	$53,915	$62,658	$204,289
Net charge-offs	45,950	35,256	62,424 [1]
Total non-performing loans held-in-portfolio,
excluding covered loans	532,223	447,255	837,943
Allowance / non-covered loans held-in-portfolio	2.72%	2.69%	2.66%
[1] For the quarter ended March 31, 2013, excludes net write-downs of $163.1 million related to the NPL’s bulk sale.

	Quarters ended
BPNA	31-Mar-14	31-Dec-13	31-Mar-13
Provision for loan losses (reversal of provision)	$(6,557)	$(14,929)	$2,011
Net charge-offs (recoveries)	(2,704)	110	18,933
Total non-performing loans held-in-portfolio,
excluding covered loans	103,111	150,693	212,665
Allowance / non-covered loans held-in-portfolio	1.91%	1.95%	2.80%

BPPR Segment

  Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $56.8 million, or 44.9%, from the fourth quarter of 2013, mainly driven by higher commercial and construction loan inflows of $54.4 million and $8.0 million, respectively. These results primarily reflect $51.6 million in additions associated with one particular relationship, as mortgage NPL inflows improved by $5.6 million from the previous quarter.
  Total NPLs held-in-portfolio increased by $85.0 million from the fourth quarter of 2013, largely driven by increases in the commercial and mortgage NPLs of $59.8 million and $23.4 million, respectively. Commercial NPL increase is predominantly driven by the previously mentioned $51.6 million single credit relationship. Although mortgage NPL inflows declined, the NPL upward trend stems from reduced outflows.
  Net charge-offs were $46.0 million, increasing by $10.7 million, or 30.3%, from the fourth quarter of 2013, primarily related to $8.9 million in recoveries associated with the sale during the fourth quarter of 2013 of a portfolio of previously charged-off credit cards and personal loans. The ratio of net charge-offs to average loans held-in-portfolio increased to 1.16% on an annualized basis, from 0.90% in the previous quarter. Excluding the recoveries from the loan sale in the prior quarter, net charge-offs remained stable during the first quarter of 2014.
  The allowance for loan losses increased by $8.0 million from the fourth quarter of 2013. The increase in the allowance was mostly influenced by environmental factors considering prevailing economic conditions in Puerto Rico. The allowance for loan losses as a percentage of loans held-in-portfolio of 2.72% increased slightly from 2.69% in the fourth quarter of 2013.
  The provision for loan losses for the first quarter of 2014 amounted to $53.9 million, decreasing by $8.7 million from the previous quarter.

BPNA Segment

  Total NPLs held-in-portfolio decreased by $47.6 million, or 31.6%, from the fourth quarter of 2013, mostly driven by a $32.0 million reduction in the commercial NPLs, reflective of sustained improvements in credit performance, loan resolutions and sales. Total inflows of non-performing loans held-in-portfolio, excluding consumer loans, increased by $6.8 million, or 42.7%, from the fourth quarter of 2013, particularly driven by a $10.0 million commercial credit inflow which was also sold during the quarter.
  Net charge-offs decreased by $2.8 million from the previous quarter of 2013, positively impacted by significant recoveries in the commercial and legacy portfolios. The ratio of net charge-offs to average loans held-in-portfolio was a recovery of 19 basis points on an annualized basis, compared to a charge-off of one basis point in the previous quarter.

  The allowance for loan losses decreased by $3.9 million from the fourth quarter of 2013 reflective of favorable credit quality trends. The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 1.91% from 1.95% in the fourth quarter of 2013. In light of these improvements, the provision for loan losses in the first quarter of 2014 resulted in a provision release of $6.6 million.
Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13
Money market, trading and investment securities	$8,056,145	$6,815,244	$7,305,343
Loans not covered under loss sharing agreements with the FDIC	21,611,777	21,611,866	21,633,745
Loans covered under loss sharing agreements with the FDIC	2,870,054	2,984,427	3,362,446
Total assets	36,744,162	35,749,333	36,942,714
Deposits	27,265,651	26,711,145	27,013,217
Borrowings	3,715,821	3,645,246	4,969,344
Total liabilities	31,998,415	31,123,183	32,971,571
Stockholders’ equity	4,745,747	4,626,150	3,971,143

Total assets increased by approximately $994.8 million from the fourth quarter of 2013 driven by:

  An increase in money market investments by $764.0 million due mainly to $492.2 million in funds held at the end of the quarter related to the Puerto Rico Government’s $3.5 billion debt issuance, temporarily deposited in a trust account and in process to be disbursed to pay bondholders.
  An increase of $474.1 million in investment securities available-for-sale, mainly due to purchase of agency obligations in BPPR.
  An increase in other assets by $60.1 million mainly due to an increase in the funding position of employee benefits plans and an increase in the value of the investment in Centro Financiero BHD from the equity pick up, which included the pre-tax net gain of $6.5 million from the merger transaction discussed above.

These decreases were partially offset by:

  A decrease by $114.9 million in FDIC loss share asset mainly due to collections and the amortization of the asset.
  A decrease in cover loans portfolio balance of $114.4 million due to the continuation of loan resolutions and the normal portfolio run-off.

Total liabilities increased by $875.2 million from the fourth quarter of 2013, driven by:

  An increase in deposits by $554.5 million primarily due to deposits in trust, as mentioned above, included within the demand deposits category. Refer to Table G for details of deposit accounts.
  An increase in federal funds purchased and assets sold under agreement to repurchase by $548.9 million, offset by a decrease in other short term borrowings and notes payables by $478.3 million, as part of the Corporation’s funding strategies.
  An increase by $250.2 million in other liabilities mainly due to an increase in unsettled trades payable of $218.7 million.

Stockholders’ equity increased by $119.6 million from the fourth quarter of 2013, mainly as a result of the net income for the quarter of $86.4 million and a decrease of $26.1 million in net unrealized losses on investment securities available-for-sale. Refer to Table A for capital ratios.

Refer to Table C for the Statements of Financial Condition.

Regulatory Capital

Popular’s regulatory capital ratios and that of its banking subsidiaries remained in excess of “well capitalized” regulatory requirements at March 31, 2014. The estimated common equity Tier 1 (“CET1”) ratio increased to 15.07% at March 31, 2014 compared to 14.83% at December 31, 2013 driven mainly by the impact of the current quarter’s earnings.

On April 22, 2014 the Corporation’s U.S. bank subsidiary (“PCB”) declared a $250 million cash dividend to the Bank Holding Company (“BHC”), $100 million of which was contributed as additional common equity by the BHC to the Puerto Rico banking subsidiary (“BPPR”). After giving effect to the impact of rebalancing capital among the banking subsidiaries and the BHC, the pro forma ratios would be as follows:

	Estimated	Pro-forma 31-Mar-14
(Unaudited)	31-Mar-14	after capital rebalancing
BPPR
Tier 1 / CET1	13.68%	14.24%
Total Capital	14.96%	15.52%
Total Leverage	9.38%	9.76%

PCB
Tier 1 / CET1	25.12%	20.54%
Total Capital	26.38%	21.80%
Total Leverage	16.37%	13.38%

BHC
Tier 1	19.35%
CET1	15.07%
Total Capital	20.62%
Total Leverage	13.07%

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations; (vi) regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; (vii) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (viii) the performance of the stock and bond markets; (ix) competition in the financial services industry; (x) additional Federal Deposit Insurance Corporation assessments; and (xi) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Wednesday, April 23, 2014 at 11 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-888-317-6016 or 1-412-317-6016.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, May 1, 2014 at 9:00 a.m. Eastern Standard Time, at 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10043016.

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Intentionally Left Blank (Consolidated Average Balances and Yield / Rate Analysis - YTD)

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to First Quarter 2014 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended
	31-Mar-14	31-Dec-13	31-Mar-13
Net income (loss) per common share:
Basic	$0.83	$1.58	($1.18)
Diluted	$0.83	$1.57	($1.18)
Average common shares outstanding	102,799,752	102,774,144	102,664,608
Average common shares outstanding - assuming dilution	103,198,102	103,081,417	103,013,204
Common shares outstanding at end of period	103,455,535	103,397,699	103,228,615

Market value per common share	$30.99	$28.73	$27.60

Market capitalization - (In millions)	$3,206	$2,971	$2,849

Return on average assets	0.97%	1.79%	(1.34)%

Return on average common equity	7.39%	14.59%	(12.58)%

Net interest margin [2]	4.70%	4.74%	4.40%

Common equity per share	$45.39	$44.26	$37.98

Tangible common book value per common share (non-GAAP) [1]	$38.71	$37.56	$31.21

Tangible common equity to tangible assets (non-GAAP) [1]	11.11%	11.08%	8.89%

Tier 1 risk-based capital [3]	19.35%	19.15%	16.52%

Total risk-based capital [3]	20.62%	20.42%	17.80%

Tier 1 leverage [3]	13.07%	12.85%	11.07%

Tier 1 common equity to risk-weighted assets (non-GAAP) [1] [3]	15.07%	14.83%	12.36%
[1] Refer to Table N for Non-GAAP reconciliations.
[2] Not on a taxable equivalent basis.
[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to First Quarter 2014 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance
(In thousands, except per share information)	31-Mar-14	31-Dec-13	Q1 2014 vs. Q4 2013	31-Mar-13	Q1 2014 vs. Q1 2013
Interest income:
Loans	$401,933	$408,566	$(6,633)	$385,926	$16,007
Money market investments	973	832	141	955	18
Investment securities	35,127	34,317	810	37,823	(2,696)
Trading account securities	5,257	5,361	(104)	5,514	(257)
Total interest income	443,290	449,076	(5,786)	430,218	13,072
Interest expense:
Deposits	29,392	31,396	(2,004)	38,356	(8,964)
Short-term borrowings	9,041	9,320	(279)	9,782	(741)
Long-term debt	31,890	32,018	(128)	35,767	(3,877)
Total interest expense	70,323	72,734	(2,411)	83,905	(13,582)
Net interest income	372,967	376,342	(3,375)	346,313	26,654
Provision for loan losses - non-covered loans	47,358	47,729	(371)	206,300	(158,942)
Provision for loan losses - covered loans	25,714	8,907	16,807	17,556	8,158
Net interest income after provision for loan losses	299,895	319,706	(19,811)	122,457	177,438
Service charges on deposit accounts	41,250	42,154	(904)	43,722	(2,472)
Other service fees	54,043	61,566	(7,523)	56,093	(2,050)
Mortgage banking activities	3,681	14,392	(10,711)	20,300	(16,619)
Net gain and valuation adjustments on investment securities	-	2,110	(2,110)	-	-
Trading account profit (loss)	1,977	(1,547)	3,524	(984)	2,961
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	11,776	5,402	6,374	(62,719)	74,495
Adjustments (expense) to indemnity reserves on loans sold	(10,347)	(6,892)	(3,455)	(16,143)	5,796
FDIC loss share (expense) income	(24,206)	(37,164)	12,958	(26,266)	2,060
Other operating income	28,391	111,169	(82,778)	20,054	8,337
Total non-interest income	106,565	191,190	(84,625)	34,057	72,508
Operating expenses:
Personnel costs
Salaries	75,122	75,310	(188)	73,345	1,777
Commissions, incentives and other bonuses	13,658	13,965	(307)	15,475	(1,817)
Pension, postretirement and medical insurance	9,771	13,948	(4,177)	15,238	(5,467)
Other personnel costs, including payroll taxes	14,603	11,137	3,466	11,931	2,672
Total personnel costs	113,154	114,360	(1,206)	115,989	(2,835)
Net occupancy expenses	25,691	27,039	(1,348)	23,473	2,218
Equipment expenses	11,782	11,922	(140)	11,950	(168)
Other taxes	13,724	13,663	61	11,586	2,138
Professional fees	69,792	76,780	(6,988)	70,497	(705)
Communications	6,934	6,260	674	6,832	102
Business promotion	11,682	17,015	(5,333)	12,917	(1,235)
FDIC deposit insurance	11,973	15,630	(3,657)	9,280	2,693
Other real estate owned (OREO) expenses	6,187	10,558	(4,371)	46,741	(40,554)
Credit and debit card processing, volume, interchange and other expenses	5,445	5,409	36	4,975	470
Other operating expenses	17,919	21,587	(3,668)	16,990	929
Amortization of intangibles	2,504	2,480	24	2,468	36
Total operating expenses	296,787	322,703	(25,916)	333,698	(36,911)
Income (loss) before income tax	109,673	188,193	(78,520)	(177,184)	286,857
Income tax expense (benefit)	23,264	25,162	(1,898)	(56,877)	80,141
Net income (loss)	$86,409	$163,031	$(76,622)	$(120,307)	$206,716
Net income (loss) applicable to common stock	$85,478	$162,100	$(76,622)	$(121,237)	$206,715
Net income (loss) per common share - basic	$0.83	$1.58	$(0.75)	$(1.18)	$2.01
Net income (loss) per common share - diluted	$0.83	$1.57	$(0.74)	$(1.18)	$2.01

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q1 2014 vs.
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13	Q4 2013
Assets:
Cash and due from banks	$387,917	$423,211	$242,290	$(35,294)
Money market investments	1,622,433	858,453	1,344,244	763,980
Trading account securities, at fair value	359,247	339,743	299,773	19,504
Investment securities available-for-sale, at fair value	5,768,890	5,294,800	5,321,231	474,090
Investment securities held-to-maturity, at amortized cost	139,019	140,496	141,518	(1,477)
Other investment securities, at lower of cost or realizable value	166,556	181,752	198,577	(15,196)
Loans held-for-sale, at lower of cost or fair value	94,877	110,426	201,495	(15,549)
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,703,050	21,704,010	21,729,882	(960)
Loans covered under loss sharing agreements with the FDIC	2,870,054	2,984,427	3,362,446	(114,373)
Less: Unearned income	91,273	92,144	96,137	(871)
Allowance for loan losses	640,348	640,555	683,368	(207)
Total loans held-in-portfolio, net	23,841,483	23,955,738	24,312,823	(114,255)
FDIC loss share asset	833,721	948,608	1,380,592	(114,887)
Premises and equipment, net	513,855	519,516	532,785	(5,661)
Other real estate not covered under loss sharing agreements with the FDIC	136,965	135,501	154,699	1,464
Other real estate covered under loss sharing agreements with the FDIC	158,747	168,007	172,378	(9,260)
Accrued income receivable	125,895	131,536	135,542	(5,641)
Mortgage servicing assets, at fair value	156,529	161,099	153,949	(4,570)
Other assets	1,747,646	1,687,558	1,651,234	60,088
Goodwill	647,757	647,757	647,757	-
Other intangible assets	42,625	45,132	51,827	(2,507)
Total assets	$36,744,162	$35,749,333	$36,942,714	$994,829
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$6,326,596	$5,922,682	$5,613,701	$403,914
Interest bearing	20,939,055	20,788,463	21,399,516	150,592
Total deposits	27,265,651	26,711,145	27,013,217	554,506
Federal funds purchased and assets sold under agreements to repurchase	2,208,213	1,659,292	2,265,675	548,921
Other short-term borrowings	1,200	401,200	951,200	(400,000)
Notes payable	1,506,408	1,584,754	1,752,469	(78,346)
Other liabilities	1,016,943	766,792	989,010	250,151
Total liabilities	31,998,415	31,123,183	32,971,571	875,232
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,035	1,034	1,033	1
Surplus	4,171,817	4,170,152	4,151,838	1,665
Retained earnings (accumulated deficit)	679,908	594,430	(109,411)	85,478
Treasury stock	(898)	(881)	(469)	(17)
Accumulated other comprehensive loss	(156,275)	(188,745)	(122,008)	32,470
Total stockholders’ equity	4,745,747	4,626,150	3,971,143	119,597
Total liabilities and stockholders’ equity	$36,744,162	$35,749,333	$36,942,714	$994,829

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	31-Mar-14			31-Dec-13			31-Mar-13			Q1 2014 vs. Q4 2013			Q1 2014 vs. Q1 2013
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$7,566	$41.4	2.19%	$7,038	$40.5	2.30%	$6,971	$44.3	2.55%	$528	$0.9	(0.11)%	$595	($2.9)	(0.36)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,211	122.8	4.88	10,097	122.6	4.82	10,078	119.8	4.82	114	0.2	0.06	133	3.0	0.06
Construction	191	4.9	10.40	291	4.8	6.58	369	3.6	3.92	(100)	0.1	3.82	(178)	1.3	6.48
Mortgage	6,691	86.9	5.20	6,688	87.1	5.21	6,410	83.2	5.19	3	(0.2)	(0.01)	281	3.7	0.01
Consumer	3,925	95.9	9.90	3,906	96.7	9.82	3,853	95.8	10.08	19	(0.8)	0.08	72	0.1	(0.18)
Lease financing	544	10.3	7.57	538	10.5	7.79	543	11.3	8.36	6	(0.2)	(0.22)	1	(1.0)	(0.79)
Total loans not covered under loss sharing agreements with the FDIC	21,562	320.8	6.01	21,520	321.7	5.95	21,253	313.7	5.96	42	(0.9)	0.06	309	7.1	0.05
Loans covered under loss sharing agreements with the FDIC	2,934	81.1	11.18	3,017	86.8	11.43	3,514	72.2	8.31	(83)	(5.7)	(0.25)	(580)	8.9	2.87
Total loans	24,496	401.9	6.63	24,537	408.5	6.62	24,767	385.9	6.29	(41)	(6.6)	0.01	(271)	16.0	0.34
Total interest earning assets	32,062	$443.3	5.58%	31,575	$449.0	5.66%	31,738	$430.2	5.47%	487	($5.7)	(0.08)%	324	$13.1	0.11%
Allowance for loan losses	(647)			(632)			(659)			(15)			12
Other non-interest earning assets	4,781			5,092			5,283			(311)			(502)
Total average assets	$36,196			$36,035			$36,362			$161			($166)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,730	$4.4	0.31%	$5,653	$4.4	0.31%	$5,696	$5.8	0.41%	$77	$0.0	-%	$34	($1.4)	(0.10)%
Savings	6,905	3.7	0.22	6,872	3.8	0.22	6,718	4.3	0.26	33	(0.1)	-	187	(0.6)	(0.04)
Time deposits	8,122	21.3	1.07	8,381	23.2	1.10	8,832	28.2	1.30	(259)	(1.9)	(0.03)	(710)	(6.9)	(0.23)
Total interest bearing deposits	20,757	29.4	0.57	20,906	31.4	0.60	21,246	38.3	0.73	(149)	(2.0)	(0.03)	(489)	(8.9)	(0.16)
Borrowings	3,870	40.9	4.25	3,795	41.3	4.35	4,492	45.6	4.07	75	(0.4)	(0.10)	(622)	(4.7)	0.18
Total interest bearing liabilities	24,627	70.3	1.15	24,701	72.7	1.17	25,738	83.9	1.32	(74)	(2.4)	(0.02)	(1,111)	(13.6)	(0.17)
Net interest spread			4.43%			4.49%			4.15%			(0.06)%			0.28%
Non-interest bearing deposits	5,931			5,829			5,591			102			340
Other liabilities	899			1,046			1,074			(147)			(175)
Stockholders' equity	4,739			4,459			3,959			280			780
Total average liabilities and stockholders' equity	$36,196			$36,035			$36,362			$161			($166)

Net interest income / margin non-taxable equivalent basis		$373.0	4.70%		$376.3	4.74%		$346.3	4.40%		($3.3)	(0.04)%		$26.7	0.30%

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities				Variance
	Quarters ended			Q1 2014 vs.	Q1 2014 vs.
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13	Q4 2013	Q1 2013
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$10,751	$11,371	$11,246	$(620)	$(495)
Mortgage servicing rights fair value adjustments	(8,096)	(4,541)	(5,615)	(3,555)	(2,481)
Total mortgage servicing fees, net of fair value adjustments	2,655	6,830	5,631	(4,175)	(2,976)
Net gain on sale of loans, including valuation on loans held-for-sale	7,176	9,751	13,760	(2,575)	(6,584)
Trading account (loss) profit:
Unrealized (losses) gains on outstanding derivative positions	(760)	1,011	(22)	(1,771)	(738)
Realized (losses) gains on closed derivative positions	(5,390)	(3,200)	931	(2,190)	(6,321)
Total trading account profit	(6,150)	(2,189)	909	(3,961)	(7,059)
Total mortgage banking activities	$3,681	$14,392	$20,300	$(10,711)	$(16,619)

Other Service Fees				Variance
	Quarters ended			Q1 2014 vs.	Q1 2014 vs.
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13	Q4 2013	Q1 2013
Other service fees:
Debit card fees	$10,875	$11,124	$10,397	$(249)	$478
Insurance fees	12,296	17,530	12,073	(5,234)	223
Credit card fees	16,221	17,328	15,685	(1,107)	536
Sale and administration of investment products	6,457	7,331	8,717	(874)	(2,260)
Trust fees	4,463	4,525	4,458	(62)	5
Other fees	3,731	3,728	4,763	3	(1,032)
Total other service fees	$54,043	$61,566	$56,093	$(7,523)	$(2,050)

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
				Q1 2014 vs.	Q1 2014 vs.
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13	Q4 2013	Q1 2013
Loans not covered under FDIC loss sharing agreements:
Commercial	$10,014,721	$10,037,184	$9,750,428	$(22,463)	$264,293
Construction	176,766	206,084	271,498	(29,318)	(94,732)
Legacy [1]	197,164	211,135	352,512	(13,971)	(155,348)
Lease financing	546,880	543,761	543,572	3,119	3,308
Mortgage	6,669,376	6,681,476	6,873,910	(12,100)	(204,534)
Consumer	4,006,870	3,932,226	3,841,825	74,644	165,045
Total non-covered loans held-in-portfolio	$21,611,777	$21,611,866	$21,633,745	$(89)	$(21,968)
Loans covered under FDIC loss sharing agreements	2,870,054	2,984,427	3,362,446	(114,373)	(492,392)
Total loans held-in-portfolio	$24,481,831	$24,596,293	$24,996,191	$(114,462)	$(514,360)
Loans held-for-sale:
Commercial	$-	$603	$-	$(603)	$-
Legacy [1]	-	-	1,681	-	(1,681)
Mortgage	94,877	109,823	199,814	(14,946)	(104,937)
Total loans held-for-sale	$94,877	$110,426	$201,495	$(15,549)	$(106,618)
Total loans	$24,576,708	$24,706,719	$25,197,686	$(130,011)	$(620,978)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Deposits - Ending Balances
				Variance
				Q1 2014 vs.	Q1 2014 vs.
(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13	Q4 2013	Q1 2013
Demand deposits [1]	$7,020,844	$6,590,963	$6,265,796	$429,881	$755,048
Savings, NOW and money market deposits (non-brokered)	11,420,642	11,255,309	11,357,130	165,333	63,512
Savings, NOW and money market deposits (brokered)	581,562	553,521	498,833	28,041	82,729
Time deposits (non-brokered)	6,474,430	6,478,103	6,427,320	(3,673)	47,110
Time deposits (brokered CDs)	1,768,173	1,833,249	2,464,138	(65,076)	(695,965)
Total deposits	$27,265,651	$26,711,145	$27,013,217	$554,506	$252,434
[1] Includes interest and non-interest demand bearing deposits.

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	31-Mar-14	As a % of loans HIP by category	31-Dec-13	As a % of loans HIP by category	31-Mar-13	As a % of loans HIP by category	Q1 2014 vs. Q4 2013	Q1 2014 vs. Q1 2013
Non-accrual loans:
Commercial	$ 306,929	3.1%	$ 279,053	2.8%	$ 320,787	3.3%	$ 27,876	$ (13,858)
Construction	22,464	12.7	23,771	11.5	50,920	18.8	(1,307)	(28,456)
Legacy [1]	11,608	5.9	15,050	7.1	35,830	10.2	(3,442)	(24,222)
Lease financing	3,050	0.6	3,495	0.6	4,005	0.7	(445)	(955)
Mortgage	252,021	3.8	232,681	3.5	600,724	8.7	19,340	(348,703)
Consumer	39,262	1.0	43,898	1.1	38,342	1.0	(4,636)	920
Total non-performing loans held-in-portfolio, excluding covered loans
	635,334	2.9%	597,948	2.8%	1,050,608	4.9%	37,386	(415,274)
Non-performing loans held-for-sale [2]	789		1,092		17,463		(303)	(16,674)
Other real estate owned (“OREO”), excluding covered OREO
	136,965		135,501		154,699		1,464	(17,734)
Total non-performing assets, excluding covered assets
	773,088		734,541		1,222,770		38,547	(449,682)
Covered loans and OREO	182,659		197,388		198,870		(14,729)	(16,211)
Total non-performing assets	$ 955,747		$ 931,929		$ 1,421,640		$ 23,818	$ (465,893)
Accruing loans past due 90 days or more [3]	$ 409,460		$ 418,028		$ 410,065		$ (8,568)	$ (605)
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	2.94%		2.77%		4.86%
Allowance for loan losses to loans held-in-portfolio
	2.51		2.49		2.70
Allowance for loan losses to non-performing loans, excluding loans held-for-sale

	85.40		90.05		55.54
Ratios including covered loans:
Non-performing assets to total assets	2.60%		2.61%		3.85%
Non-performing loans held-in-portfolio to loans held-in-portfolio
	2.69		2.55		4.31
Allowance for loan losses to loans held-in-portfolio
	2.62		2.60		2.73
Allowance for loan losses to non-performing loans, excluding loans held-for-sale
	97.13		102.11		63.45
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Non-performing loans held-for-sale as of March 31, 2014 consisted of $789 thousand in mortgage loans (December 31, 2013 - $603 thousand in commercial loans and $489 thousand in mortgage loans; March 31, 2013 - $1 million in legacy loans and $16 million in mortgage loans).

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $117 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2014 (December 31, 2013 - $115 million; March 31, 2013 - $99 million).

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-14			31-Dec-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$186,097	$92,956	$279,053	$204,569	$111,471	$316,040
Plus:
New non-performing loans	86,045	17,156	103,201	31,649	7,905	39,554
Advances on existing non-performing loans	-	6	6	-	5	5
Less:
Non-performing loans transferred to OREO	(3,700)	-	(3,700)	(4,800)	(505)	(5,305)
Non-performing loans charged-off	(10,278)	(4,092)	(14,370)	(21,548)	(10,359)	(31,907)
Loans returned to accrual status / loan collections	(12,233)	(14,934)	(27,167)	(23,773)	(14,682)	(38,455)
Loans transferred to held-for-sale	-	(30,094)	(30,094)	-	(879)	(879)
Ending balance NPLs	$245,931	$60,998	$306,929	$186,097	$92,956	$279,053

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-14			31-Dec-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$18,108	$5,663	$23,771	$23,019	$5,763	$28,782
Plus:
New non-performing loans	7,960	-	7,960	-	-	-
Less:
Non-performing loans charged-off	(416)	-	(416)	(1,511)	-	(1,511)
Loans returned to accrual status / loan collections	(3,188)	(5,663)	(8,851)	(3,400)	(100)	(3,500)
Ending balance NPLs	$22,464	$-	$22,464	$18,108	$5,663	$23,771

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-14			31-Dec-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$206,389	$26,292	$232,681	$177,835	$25,373	$203,208
Plus:
New non-performing loans	89,142	3,920	93,062	94,721	5,593	100,314
Less:
Non-performing loans transferred to OREO	(1,751)	(1,195)	(2,946)	(3,691)	(710)	(4,401)
Non-performing loans charged-off	(6,693)	(867)	(7,560)	(5,787)	(825)	(6,612)
Loans returned to accrual status / loan collections	(57,286)	(5,930)	(63,216)	(56,689)	(3,139)	(59,828)
Ending balance NPLs	$229,801	$22,220	$252,021	$206,389	$26,292	$232,681

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-14			31-Dec-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$15,050	$15,050	$-	$24,206	$24,206
Plus:
New non-performing loans	-	1,738	1,738	-	2,449	2,449
Advances on existing non-performing loans	-	5	5	-	45	45
Less:
Non-performing loans charged-off	-	(2,568)	(2,568)	-	(3,740)	(3,740)
Loans returned to accrual status / loan collections	-	(2,617)	(2,617)	-	(7,910)	(7,910)
Ending balance NPLs	$-	$11,608	$11,608	$-	$15,050	$15,050

Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	31-Mar-14			31-Dec-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$410,594	$139,961	$550,555	$405,423	$166,813	$572,236
Plus:
New non-performing loans	183,147	22,814	205,961	126,370	15,947	142,317
Advances on existing non-performing loans	-	11	11	-	50	50
Less:
Non-performing loans transferred to OREO	(5,451)	(1,195)	(6,646)	(8,491)	(1,215)	(9,706)
Non-performing loans charged-off	(17,387)	(7,527)	(24,914)	(28,846)	(14,924)	(43,770)
Loans returned to accrual status / loan collections	(72,707)	(29,144)	(101,851)	(83,862)	(25,831)	(109,693)
Loans transferred to held-for-sale	-	(30,094)	(30,094)	-	(879)	(879)
Ending balance NPLs	$498,196	$94,826	$593,022	$410,594	$139,961	$550,555

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	31-Mar-14					31-Dec-13					31-Mar-13
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$538,463		$102,092	$640,555		$526,100		$116,828	$642,928		$621,701		$108,906	$730,607
Provision for loan losses	47,358		25,714	73,072		47,729		8,907	56,636		206,300		17,556	223,856
	585,821		127,806	713,627		573,829		125,735	699,564		828,001		126,462	954,463
Net loans charged-off (recovered):
BPPR
Commercial	15,173		7,648	22,821		15,177		13,433	28,610		24,311		10,535	34,846
Construction	(1,378)		21,092	19,714		(1,796)		6,067	4,271		355		9,445	9,800
Lease financing	656		-	656		838		-	838		984		-	984
Mortgage	8,516		1,656	10,172		6,981		4,729	11,710		16,773		2,051	18,824
Consumer	22,983		(363)	22,620		14,056		(586)	13,470		20,001		4,564	24,565
Total BPPR	45,950		30,033	75,983		35,256		23,643	58,899		62,424		26,595	89,019

BPNA
Commercial	(3,691)		-	(3,691)		159		-	159		8,104		-	8,104
Construction	(176)		-	(176)		-		-	-		-		-	-
Legacy [1]	(4,882)		-	(4,882)		(5,118)		-	(5,118)		1,886		-	1,886
Mortgage	870		-	870		660		-	660		2,790		-	2,790
Consumer	5,175		-	5,175		4,409		-	4,409		6,153		-	6,153
Total BPNA	(2,704)		-	(2,704)		110		-	110		18,933		-	18,933
Total loans charged-off (recovered) - Popular, Inc.	43,246		30,033	73,279		35,366		23,643	59,009		81,357		26,595	107,952
Net write-downs [3]	-		-	-		-		-	-		(163,143)		-	(163,143)
Balance at end of period	$542,575		$97,773	$640,348		$538,463		$102,092	$640,555		$583,501		$99,867	$683,368

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.80%			1.20%		0.66%			0.97%		1.55%			1.76%
Provision for loan losses to net charge-offs [2]	1.10	x		1.00	x	1.35	x		0.96	x	0.71	x		0.70	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.16%			1.62%		0.90%			1.26%		1.64%			1.90%
Provision for loan losses to net charge-offs [2]	1.17	x		1.05	x	1.78	x		1.22	x	0.89	x		0.82	x

BPNA
Annualized net charge-offs (recoveries) to average loans held-in-portfolio				(0.19)%					0.01%					1.33%
Provision for loan losses to net charge-offs				N.M.					N.M.					0.11	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Excluding provision for loan losses and net write-down related to the asset sale during the quarter ended March 31, 2013.

[3] Net write-downs for the quarter ended March 31, 2013 are related to loans sold.

N.M. - Not meaningful.

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Mar-14
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 30,892	$ 243	$ -	$ 53,916	$ 672	$ 29,413	$ 115,136
Impaired loans	[1]	$ 334,975	$ 22,011	$ 3,710	$ 458,513	$ 2,455	$ 124,836	$ 946,500
Specific ALLL to impaired loans	[1]	9.22%	1.10%	-%	11.76%	27.37%	23.56%	12.16%
General ALLL		$ 141,122	$ 5,059	$ 13,272	$ 109,047	$ 9,811	$ 149,128	$ 427,439
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,679,746	$ 154,755	$ 193,454	$ 6,210,863	$ 544,425	$ 3,882,034	$ 20,665,277
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.46%	3.27%	6.86%	1.76%	1.80%	3.84%	2.07%
Total ALLL		$ 172,014	$ 5,302	$ 13,272	$ 162,963	$ 10,483	$ 178,541	$ 542,575
Total non-covered loans held-in-portfolio	[1]	$ 10,014,721	$ 176,766	$ 197,164	$ 6,669,376	$ 546,880	$ 4,006,870	$ 21,611,777
ALLL to loans held-in-portfolio	[1]	1.72%	3.00%	6.73%	2.44%	1.92%	4.46%	2.51%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2014 the general allowance on the covered loans amounted to $97.7 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

31-Dec-13
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 16,409	$ 177	$ -	$ 55,667	$ 1,053	$ 30,200	$ 103,506
Impaired loans	[1]	$ 297,516	$ 22,486	$ 6,045	$ 452,073	$ 2,893	$ 127,703	$ 908,716
Specific ALLL to impaired loans	[1]	5.52%	0.79%	-%	12.31%	36.40%	23.65%	11.39%
General ALLL		$ 158,573	$ 5,165	$ 13,704	$ 101,262	$ 9,569	$ 146,684	$ 434,957
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,739,669	$ 183,598	$ 205,090	$ 6,229,403	$ 540,868	$ 3,804,523	$ 20,703,151
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.63%	2.81%	6.68%	1.63%	1.77%	3.86%	2.10%
Total ALLL		$ 174,982	$ 5,342	$ 13,704	$ 156,929	$ 10,622	$ 176,884	$ 538,463
Total non-covered loans held-in-portfolio	[1]	$ 10,037,185	$ 206,084	$ 211,135	$ 6,681,476	$ 543,761	$ 3,932,226	$ 21,611,867
ALLL to loans held-in-portfolio	[1]	1.74%	2.59%	6.49%	2.35%	1.95%	4.50%	2.49%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2013 the general allowance on the covered loans amounted to $101.8 million, while the specific reserve amounted to $0.3 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$ 14,483	$ 66	$ -	$ (1,751)	$ (381)	$ (787)	$ 11,630
Impaired loans	$ 37,459	$ (475)	$ (2,335)	$ 6,440	$ (438)	$ (2,867)	$ 37,784
General ALLL	$ (17,451)	$ (106)	$ (432)	$ 7,785	$ 242	$ 2,444	$ (7,518)
Loans held-in-portfolio, excluding impaired loans	$ (59,923)	$ (28,843)	$ (11,636)	$ (18,540)	$ 3,557	$ 77,511	$ (37,874)
Total ALLL	$ (2,968)	$ (40)	$ (432)	$ 6,034	$ (139)	$ 1,657	$ 4,112
Total non-covered loans held-in-portfolio	$ (22,464)	$ (29,318)	$ (13,971)	$ (12,100)	$ 3,119	$ 74,644	$ (90)

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Mar-14
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 30,892	$ 243	$ 36,322	$ 672	$ 29,170	$ 97,299
General ALLL non-covered loans	93,242	4,836	101,474	9,811	128,078	337,441
ALLL - non-covered loans	124,134	5,079	137,796	10,483	157,248	434,740
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	38,589	15,966	38,848	-	4,370	97,773
ALLL - covered loans	38,589	15,966	38,848	-	4,370	97,773
Total ALLL	$ 162,723	$ 21,045	$ 176,644	$ 10,483	$ 161,618	$ 532,513
Loans held-in-portfolio:
Impaired non-covered loans	$ 304,531	$ 22,011	$ 406,053	$ 2,455	$ 122,291	$ 857,341
Non-covered loans held-in-portfolio, excluding impaired loans	6,138,467	119,592	5,018,808	544,425	3,284,286	15,105,578
Non-covered loans held-in-portfolio	6,442,998	141,603	5,424,861	546,880	3,406,577	15,962,919
Impaired covered loans	5,540	-	-	-	-	5,540
Covered loans held-in-portfolio, excluding impaired loans	1,786,145	127,444	907,069	-	43,856	2,864,514
Covered loans held-in-portfolio	1,791,685	127,444	907,069	-	43,856	2,870,054
Total loans held-in-portfolio	$ 8,234,683	$ 269,047	$ 6,331,930	$ 546,880	$ 3,450,433	$ 18,832,973

31-Dec-13
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 16,409	$ 177	$ 38,034	$ 1,053	$ 29,920	$ 85,593
General ALLL non-covered loans	111,741	4,918	92,296	9,569	122,658	341,182
ALLL - non-covered loans	128,150	5,095	130,330	10,622	152,578	426,775
Specific ALLL covered loans	153	140	-	-	-	293
General ALLL covered loans	42,045	19,351	36,006	-	4,397	101,799
ALLL - covered loans	42,198	19,491	36,006	-	4,397	102,092
Total ALLL	$ 170,348	$ 24,586	$ 166,336	$ 10,622	$ 156,975	$ 528,867
Loans held-in-portfolio:
Impaired non-covered loans	$ 245,380	$ 16,823	$ 399,347	$ 2,893	$ 125,342	$ 789,785
Non-covered loans held-in-portfolio, excluding impaired loans	6,220,210	144,348	5,001,332	540,868	3,191,296	15,098,054
Non-covered loans held-in-portfolio	6,465,590	161,171	5,400,679	543,761	3,316,638	15,887,839
Impaired covered loans	20,945	-	-	-	-	20,945
Covered loans held-in-portfolio, excluding impaired loans	1,791,859	190,127	934,373	-	47,123	2,963,482
Covered loans held-in-portfolio	1,812,804	190,127	934,373	-	47,123	2,984,427
Total loans held-in-portfolio	$ 8,278,394	$ 351,298	$ 6,335,052	$ 543,761	$ 3,363,761	$ 18,872,266

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 14,483	$ 66	$ (1,712)	$ (381)	$ (750)	$ 11,706
General ALLL non-covered loans	(18,499)	(82)	9,178	242	5,420	(3,741)
ALLL - non-covered loans	(4,016)	(16)	7,466	(139)	4,670	7,965
Specific ALLL covered loans	(153)	(140)	-	-	-	(293)
General ALLL covered loans	(3,456)	(3,385)	2,842	-	(27)	(4,026)
ALLL - covered loans	(3,609)	(3,525)	2,842	-	(27)	(4,319)
Total ALLL	$ (7,625)	$ (3,541)	$ 10,308	$ (139)	$ 4,643	$ 3,646
Loans held-in-portfolio:
Impaired non-covered loans	$ 59,151	$ 5,188	$ 6,706	$ (438)	$ (3,051)	$ 67,556
Non-covered loans held-in-portfolio, excluding impaired loans	(81,743)	(24,756)	17,476	3,557	92,990	7,524
Non-covered loans held-in-portfolio	(22,592)	(19,568)	24,182	3,119	89,939	75,080
Impaired covered loans	(15,405)	-	-	-	-	(15,405)
Covered loans held-in-portfolio, excluding impaired loans	(5,714)	(62,683)	(27,304)	-	(3,267)	(98,968)
Covered loans held-in-portfolio	(21,119)	(62,683)	(27,304)	-	(3,267)	(114,373)
Total loans held-in-portfolio	$ (43,711)	$ (82,251)	$ (3,122)	$ 3,119	$ 86,672	$ (39,293)

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

31-Mar-14
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ 17,594	$ 243	$ 17,837
General ALLL	47,880	223	13,272	7,573	21,050	89,998
Total ALLL	$ 47,880	$ 223	$ 13,272	$ 25,167	$ 21,293	$ 107,835
Loans held-in-portfolio:
Impaired loans	$ 30,444	$ -	$ 3,710	$ 52,460	$ 2,545	$ 89,159
Loans held-in-portfolio, excluding impaired loans	3,541,279	35,163	193,454	1,192,055	597,748	5,559,699
Total loans held-in-portfolio	$ 3,571,723	$ 35,163	$ 197,164	$ 1,244,515	$ 600,293	$ 5,648,858

31-Dec-13
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ 17,633	$ 280	$ 17,913
General ALLL	46,832	247	13,704	8,966	24,026	93,775
Total ALLL	$ 46,832	$ 247	$ 13,704	$ 26,599	$ 24,306	$ 111,688
Loans held-in-portfolio:
Impaired loans	$ 52,136	$ 5,663	$ 6,045	$ 52,726	$ 2,361	$ 118,931
Loans held-in-portfolio, excluding impaired loans	3,519,459	39,250	205,090	1,228,071	613,227	5,605,097
Total loans held-in-portfolio	$ 3,571,595	$ 44,913	$ 211,135	$ 1,280,797	$ 615,588	$ 5,724,028

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ (39)	$ (37)	$ (76)
General ALLL	1,048	(24)	(432)	(1,393)	(2,976)	(3,777)
Total ALLL	$ 1,048	$ (24)	$ (432)	$ (1,432)	$ (3,013)	$ (3,853)
Loans held-in-portfolio:
Impaired loans	$ (21,692)	$ (5,663)	$ (2,335)	$ (266)	$ 184	$ (29,772)
Loans held-in-portfolio, excluding impaired loans	21,820	(4,087)	(11,636)	(36,016)	(15,479)	(45,398)
Total loans held-in-portfolio	$ 128	$ (9,750)	$ (13,971)	$ (36,282)	$ (15,295)	$ (75,170)

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Mar-14	31-Dec-13	31-Mar-13
Total stockholders’ equity	$ 4,745,747	$ 4,626,150	$ 3,971,143
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(647,757)	(647,757)	(647,757)
Less: Other intangibles	(42,625)	(45,132)	(51,827)
Total tangible common equity	$ 4,005,205	$ 3,883,101	$ 3,221,399
Total assets	$ 36,744,162	$ 35,749,333	$ 36,942,714
Less: Goodwill	(647,757)	(647,757)	(647,757)
Less: Other intangibles	(42,625)	(45,132)	(51,827)
Total tangible assets	$ 36,053,780	$ 35,056,444	$ 36,243,130
Tangible common equity to tangible assets	11.11%	11.08%	8.89%
Common shares outstanding at end of period	103,455,535	103,397,699	103,228,615
Tangible book value per common share	$ 38.71	$ 37.56	$ 31.21

(In thousands)	31-Mar-14	31-Dec-13	31-Mar-13
Common stockholders’ equity	$ 4,695,587	$ 4,575,990	$ 3,920,983
Less: Unrealized losses (gains) on available-for-sale securities, net of tax[1]	22,255	48,344	(130,562)
Less: Disallowed deferred tax assets[2]	(624,364)	(626,570)	(433,543)
Less: Disallowed goodwill and other intangible assets	(639,158)	(643,185)	(658,383)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,499)	(1,442)	(1,331)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges[3]
	103,524	104,302	222,016
Total Tier 1 common equity	$ 3,556,345	$ 3,457,439	$ 2,919,180
Tier 1 common equity to risk-weighted assets	15.07%	14.83%	12.36%

[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $154 million of the Corporation’s $774 million of net deferred tax assets classified as other assets at March 31, 2014 (December 31, 2013 - $167 million and $762 million, respectively; March 31, 2013 - $135 million and $608 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $624 million of such assets at March 31, 2014 (December 31, 2013 - $627 million; March 31, 2013 - $434 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $(4) million of the Corporation’s other net deferred tax components at March 31, 2014 (December 31, 2013 - $(32) million; March 31, 2013 - $39 million) represented primarily the following items: (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to First Quarter 2014 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	31-Mar-14	31-Dec-13	Variance
Interest income on covered loans	$ 81,098	$ 86,794	$ (5,696)
FDIC loss share expense:
Amortization of indemnification asset	(48,946)	(45,193)	(3,753)
80% mirror accounting on credit impairment losses [1]	15,090	7,125	7,965
80% mirror accounting on reimbursable expenses	12,745	5,430	7,315
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC
	(4,392)	(1,255)	(3,137)
Change in true-up payment obligation	1,168	(3,420)	4,588
Other	129	149	(20)
Total FDIC loss share expense	(24,206)	(37,164)	12,958
Total revenues	56,892	49,630	7,262
Provision for loan losses	25,714	8,907	16,807
Total revenues less provision for loan losses	$ 31,178	$ 40,723	$ (9,545)

[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Non-personnel operating expenses
	Quarters ended
(In thousands)	31-Mar-14	31-Dec-13	Variance
Professional fees	$ 4,198	$ 5,865	$ (1,667)
OREO expenses	4,029	4,206	(177)
Other operating expenses	4,796	2,679	2,117
Total operating expenses	$ 13,023	$ 12,750	$ 273
Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	31-Mar-14	31-Dec-13	Variance
Covered loans	$ 2,934	$ 3,017	$ (83)
FDIC loss share asset	899	1,123	(224)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarters ended
	31-Mar-14		31-Dec-13
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$ 1,309,205	$ 2,827,947	$ 1,309,618	$ 2,891,049
Accretion	(79,118)	79,118	(83,653)	83,653
Changes in expected cash flows	(11,875)	-	83,240	-
Collections / charge-offs	-	(173,943)	-	(146,755)
Ending balance	1,218,212	2,733,122	1,309,205	2,827,947
Allowance for loan losses - ASC 310-30 covered loans	-	(90,371)	-	(93,915)
Ending balance, net of allowance for loan losses	$ 1,218,212	$ 2,642,751	$ 1,309,205	$ 2,734,032

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		31-Mar-14		31-Dec-13
Balance at beginning of period		$ 948,608		$ 1,324,711
Amortization		(48,946)		(45,193)
Credit impairment losses to be covered under loss sharing agreements		15,090		7,125
Reimbursable expenses to be covered under loss sharing agreements		12,745		5,430
Net payments to (from) FDIC under loss sharing agreements		(93,776)		(343,465)
Balance at end of period		$ 833,721		$ 948,608

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		31-Mar-14		31-Dec-13
Balance at beginning of period		$ 103,691		$ 122,496
Amortization		(48,946)		(45,193)
Impact of lower projected losses		16,889		26,388
Balance at end of period		$ 71,634		$ 103,691

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications